Citigroup Global Markets Holdings Inc.	April 16, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH26765 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Geared Buffer Securities Linked to the Worst Performing of the Dow Jones Industrial Average Futures Excess Return Index, the S&P 500 Futures Excess Return Index and the S&P 500® Value Index Due April 22, 2030

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the underlyings specified below from its lookback underlying value (as defined below) to its final underlying value.
▪	The Dow Jones Industrial Average Futures Excess Return Index tracks futures contracts on the Dow Jones Industrial AverageTM and the S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The Dow Jones Industrial Average Futures Excess Return Index and the S&P 500 Futures Excess Return Index are expected to underperform the total return performance of the Dow Jones Industrial AverageTM and the S&P 500® Index, respectively, because of implicit financing costs. See “Summary Risk Factors” for more information.
▪	The securities offer modified exposure to the performance of the worst performing underlying, with (i) the opportunity to participate in any appreciation of the worst performing underlying at the upside participation rate specified below and (ii) a limited buffer against any depreciation of the worst performing underlying as described below. In exchange for these features, investors in the securities must be willing to forgo any dividends with respect to any underlying. In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the worst performing underlying in excess of the buffer percentage specified below. If the worst performing underlying depreciates by more than the buffer percentage from its lookback underlying value to its final underlying value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer percentage. You may lose your entire investment in the securities.
▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings.
▪	In order to obtain the modified exposure to the worst performing underlying that the securities provide, investors must be willing to accept (i) exposure to indices that are expected to underperform the total return of the Dow Jones Industrial AverageTM and the S&P 500® Index, (ii) an investment that may have limited or no liquidity and (iii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	The Dow Jones Industrial Average Futures Excess Return Index, the S&P 500 Futures Excess Return Index and the S&P 500® Value Index
Stated principal amount:	$1,000 per security
Pricing date:	April 16, 2025
Issue date:	April 22, 2025
Valuation date:	April 16, 2030, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	April 22, 2030
Payment at maturity:

You will receive at maturity for each security you then hold:

▪ If the final underlying value of the worst performing underlying is greater than its lookback underlying value:

$1,000 + the return amount

▪ If the final underlying value of the worst performing underlying is less than or equal to its lookback underlying value but greater than or equal to its final buffer value:

$1,000

▪ If the final underlying value of the worst performing underlying is less than its final buffer value:

$1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer percentage)]

If the final underlying value of the worst performing underlying is less than its final buffer value, which means that the worst performing underlying has depreciated from its lookback underlying value by more than the buffer percentage, you will lose more than 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value of the worst performing underlying, the less benefit you will receive from the buffer.

Lookback underlying value:	For each underlying, its lowest closing value on any scheduled trading day during the lookback observation period (excluding any scheduled trading day on which a market disruption event occurs). In no event will the lookback underlying value of an underlying be greater than the closing value of that underlying on the pricing date. There can be no assurance that the closing value of an underlying will be lower than the closing value on the pricing date at any time during the lookback observation period.
Final buffer value:	For each underlying, 75.00% of its lookback underlying value
Final underlying value:	For each underlying, its closing value on the valuation date
Lookback observation period:	The period from and including the pricing date to and including October 7, 2025
Return amount:	$1,000 × the underlying return of the worst performing underlying × the upside participation rate
Upside participation rate:	140.00%
Worst performing underlying:	The underlying with the lowest underlying return
Underlying return:	For each underlying, (i) its final underlying value minus its lookback underlying value, divided by (ii) its lookback underlying value
Buffer percentage:	25.00%
Buffer rate:	The lookback underlying value of the worst performing underlying divided by its final buffer value, which is approximately 133.3333%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17291LYT6 / US17291LYT69
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$2.00	$998.00
Total:	$5,934,000.00	$11,868.00	$5,922,132.00

(1) On the date of this pricing supplement, the estimated value of the securities is $950.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $998.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $1,000.00 per security, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying (except as set forth in the next paragraph). The accompanying underlying supplement contains information about the reference indices on which the underlyings are ultimately based that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

For purposes of the accompanying product supplement, no date in the lookback observation period will be considered a “valuation date,” and the lookback observation period will not be considered an “observation period.”

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns of the worst performing underlying.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payout Diagram

■ The Securities	■ The Worst Performing Underlying
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Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final underlying value of the worst performing underlying.

The examples below are based on the following hypothetical values and do not reflect the actual lookback underlying values or final buffer values of the underlyings. The actual lookback underlying value and final buffer value for each underlying will be determined at the end of the lookback observation period. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual lookback underlying value (the lowest closing value of an underlying on any scheduled trading day during the lookback observation period, excluding any scheduled trading day on which a market disruption event occurs) and final buffer value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical lookback underlying value	Hypothetical final buffer value
Dow Jones Industrial Average Futures Excess Return Index	100.00	75.00 (75.00% of its hypothetical lookback underlying value)
S&P 500 Futures Excess Return Index	100.00	75.00 (75.00% of its hypothetical lookback underlying value)
S&P 500® Value Index	100.00	75.00 (75.00% of its hypothetical lookback underlying value)

Example 1—Upside Scenario. The final underlying value of the worst performing underlying is 105.00, resulting in a 5.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is greater than its lookback underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Dow Jones Industrial Average Futures Excess Return Index*	105.00	5.00%
S&P 500 Futures Excess Return Index	140.00	40.00%
S&P 500® Value Index	130.00	30.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the underlying return of the worst performing underlying × the upside participation rate)

= $1,000 + ($1,000 × 5.00% × 140.00%)

= $1,000 + $70.00

= $1,070.00

In this scenario, the worst performing underlying has appreciated from its lookback underlying value to its final underlying value, and your total return at maturity would equal the underlying return of the worst performing underlying multiplied by the upside participation rate.

Example 2—Par Scenario. The final underlying value of the worst performing underlying is 95.00, resulting in a -5.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its lookback underlying value but greater than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Dow Jones Industrial Average Futures Excess Return Index	110.00	10.00%
S&P 500 Futures Excess Return Index*	95.00	-5.00%
S&P 500® Value Index	120.00	20.00%

* Worst performing underlying

Payment at maturity per security = $1,000

In this scenario, the worst performing underlying has depreciated from its lookback underlying value to its final underlying value, but not by more than the buffer percentage. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 3—Downside Scenario A. The final underlying value of the worst performing underlying is 70.00, resulting in a -30.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Dow Jones Industrial Average Futures Excess Return Index	140.00	40.00%
S&P 500 Futures Excess Return Index	105.00	5.00%
S&P 500® Value Index*	70.00	-30.00%
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Citigroup Global Markets Holdings Inc.

* Worst performing underlying

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer percentage)]

= $1,000 + [$1,000 × 1.333333 × (-30.00% + 25.00%)]

= $1,000 + [$1,000 × 1.333333 × -5.00%]

= $1,000 + -$66.667

= $933.333

In this scenario, the worst performing underlying has depreciated from its lookback underlying value to its final underlying value by more than the buffer percentage. As a result, your total return at maturity in this scenario would be negative and would reflect a loss of more than 1% of the stated principal amount of your securities (at a rate equal to the buffer rate) for every 1% by which the worst performing underlying declined beyond the buffer percentage.

Example 4—Downside Scenario B. The final underlying value of the worst performing underlying is 30.00, resulting in a -70.00% underlying return for the worst performing underlying. In this example, the final underlying value of the worst performing underlying is less than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
Dow Jones Industrial Average Futures Excess Return Index*	30.00	-70.00%
S&P 500 Futures Excess Return Index	180.00	80.00%
S&P 500® Value Index	120.00	20.00%

* Worst performing underlying

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer percentage)]

= $1,000 + [$1,000 × 1.333333 × (-70.00% + 25.00%)]

= $1,000 + [$1,000 × 1.333333 × -45.00%]

= $1,000 + -$600.00

= $400.00

In this scenario, the worst performing underlying has depreciated from its lookback underlying value to its final underlying value by more than the buffer percentage. As a result, your total return at maturity in this scenario would be negative and would reflect a loss of more than 1% of the stated principal amount of your securities (at a rate equal to the buffer rate) for every 1% by which the worst performing underlying declined beyond the buffer percentage. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the worst performing underlying. The greater the depreciation of the worst performing underlying, the closer your negative return on the securities will be to the depreciation of the worst performing underlying.

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Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying. If the worst performing underlying depreciates by more than the buffer percentage from its lookback underlying value to its final underlying value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. You should understand that any depreciation of the worst performing underlying in excess of the buffer percentage will result in a magnified loss to your investment at a rate equal to the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying value, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	Your payment at maturity depends on the closing value of the worst performing underlying on a single day. Because your payment at maturity depends on the closing value of the worst performing underlying solely on the valuation date, you are subject to the risk that the closing value of the worst performing underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the worst performing underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the worst performing underlying, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI

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Citigroup Global Markets Holdings Inc.

will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The Dow Jones Industrial Average Futures Excess Return Index and the S&P 500 Futures Excess Return Index are expected to underperform the total return performance of their respective reference indices because the performance of the Dow Jones Industrial Average Futures Excess Return Index and the S&P 500 Futures Excess Return Index is expected to be reduced by implicit financing costs, and any increase in these costs will adversely affect the performance of the securities. The Dow Jones Industrial Average Futures Excess Return Index and the S&P 500 Futures Excess Return Index are futures-based indices. As futures-based indices, they are expected to reflect not only the performance of their reference indices (the Dow Jones Industrial AverageTM and the S&P 500® Index, respectively), but also the implicit costs of a financed position in those reference indices. The cost of these financed positions will adversely affect the value of the underlyings. Any increase in market interest rates will be expected to further increase these

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Citigroup Global Markets Holdings Inc.

implicit financing costs and will increase the negative effect on the performance of the underlyings. Because of these implicit financing costs, the Dow Jones Industrial Average Futures Excess Return Index and the S&P 500 Futures Excess Return Index are expected to underperform the total return performance of the Dow Jones Industrial AverageTM and the S&P 500® Index, respectively.

▪	The investment strategy represented by the S&P 500® Value Index may not be successful. The S&P 500® Value Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). There is, however, no assurance that the S&P 500® Value Index will outperform any other index or strategy that tracks U.S. stocks selected using other criteria. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristic referenced by the S&P 500® Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the S&P 500® Value Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics might outperform stocks with weak growth characteristics. It is possible that the stock selection methodology of the S&P 500® Value Index will adversely affect its return and, consequently, the values of the S&P 500® Value Index and the securities.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the Dow Jones Industrial Average Futures Excess Return Index and the S&P 500 Futures Excess Return Index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or its Reference Index”. The reference index with respect to the Dow Jones Industrial Average Futures Excess Return Index is specified in Annex A to this pricing supplement. The reference index with respect to the S&P 500 Futures Excess Return Index is specified in Annex B to this pricing supplement. References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Dow Jones Industrial Average Futures Excess Return Index

For information about the Dow Jones Industrial Average Futures Excess Return Index, see Annex A to this pricing supplement.

We have derived all information regarding the Dow Jones Industrial Average Futures Excess Return Index from publicly available information and have not independently verified any information regarding the Dow Jones Industrial Average Futures Excess Return Index. This pricing supplement relates only to the securities and not to the Dow Jones Industrial Average Futures Excess Return Index. We make no representation as to the performance of the Dow Jones Industrial Average Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Dow Jones Industrial Average Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Dow Jones Industrial Average Futures Excess Return Index on April 16, 2025 was 441.959.

The graph below shows the closing value of the Dow Jones Industrial Average Futures Excess Return Index for each day such value was available from January 2, 2015 to April 16, 2025.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

All performance information for the Dow Jones Industrial Average Futures Excess Return Index prior to April 8, 2015 is hypothetical and back-tested, as the Dow Jones Industrial Average Futures Excess Return Index did not exist prior to that time.  According to S&P Dow Jones Indices, S&P Dow Jones Indices prepared the hypothetical back-tested performance information by applying the index methodology in effect on the launch date of the index.  However, when creating back-tested history for periods of market anomalies or other periods that do not reflect the general current market environment, index methodology rules may be relaxed to capture a large enough universe of securities to simulate the target market the index is designed to measure or strategy the index is designed to capture.  Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias. Actual returns may differ significantly from, and be lower than, back-tested returns. Past performance is not an indication or guarantee of future results.

Dow Jones Industrial Average Futures Excess Return Index – Historical Closing Values January 2, 2015 to April 16, 2025

PS-9

Citigroup Global Markets Holdings Inc.

Information About the S&P 500 Futures Excess Return Index

For information about the S&P 500 Futures Excess Return Index, see Annex B to this pricing supplement.

We have derived all information regarding the S&P 500 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the S&P 500 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the S&P 500 Futures Excess Return Index. We make no representation as to the performance of the S&P 500 Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500 Futures Excess Return Index on April 16, 2025 was 440.36.

The graph below shows the closing value of the S&P 500 Futures Excess Return Index for each day such value was available from January 2, 2015 to April 16, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500 Futures Excess Return Index – Historical Closing Values January 2, 2015 to April 16, 2025

PS-10

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Value Index

The S&P 500® Value Index is designed to measure the full performance of companies included in the S&P 500® Index that exhibit relatively strong value characteristics (determined by reference to (1) book-value-to-price ratio, (2) earnings-to-price ratio and (3) sales-to-price ratio) and relatively weak growth characteristics (determined by reference to earnings-per-share growth, sales-per-share growth and upward share price momentum) and a portion of the performance of companies with more balanced value and growth characteristics (where greater weight is allocated to companies with relatively stronger value characteristics and relatively weaker growth characteristics). It is calculated and maintained by S&P Dow Jones Indices LLC.

For information about the S&P 500® Value Index, see Annex C to this pricing supplement.

We have derived all information regarding the S&P 500® Value Index from publicly available information and have not independently verified any information regarding the S&P 500® Value Index. This pricing supplement relates only to the securities and not to the S&P 500® Value Index. We make no representation as to the performance of the S&P 500® Value Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Value Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Value Index on April 16, 2025 was 1,745.562.

The graph below shows the closing value of the S&P 500® Value Index for each day such value was available from January 2, 2015 to April 16, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Value Index – Historical Closing Values January 2, 2015 to April 16, 2025

PS-11

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-12

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.00 for each security sold in this offering (or up to $2.00 for each security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $2.00 for each security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.00 for each security they sell to fee-based advisory accounts.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all

PS-13

Citigroup Global Markets Holdings Inc.

documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Global Markets Holdings Inc.

Annex A
Description of the Dow Jones Industrial Average Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the Dow Jones Industrial Average Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).  The Dow Jones Industrial Average Futures Excess Return Index is calculated, maintained and published by S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Dow Jones Industrial Average Futures Excess Return Index.

The Dow Jones Industrial Average Futures Excess Return Index tracks futures contracts on the Dow Jones Industrial AverageTM.  The Dow Jones Industrial AverageTM is reported by Bloomberg L.P. under the ticker symbol “DJIA.”  The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index.  The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry.  It is calculated and maintained by S&P Dow Jones Indices LLC.  For more information about the Dow Jones Industrial AverageTM, see “Equity Index Descriptions—The Dow Jones Industrial AverageTM” in the accompanying underlying supplement.  We refer to the Dow Jones Industrial AverageTM as the “reference index” for the Dow Jones Industrial Average Futures Excess Return Index.

The Dow Jones Industrial Average Futures Excess Return Index is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference index (the Dow Jones Industrial AverageTM), but also the implicit cost of a financed position in that reference index.  The cost of this financed position will adversely affect the value of the Dow Jones Industrial Average Futures Excess Return Index.  Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the Dow Jones Industrial Average Futures Excess Return Index.  Because of this implicit financing cost, the Dow Jones Industrial Average Futures Excess Return Index is expected to underperform the total return performance of the Dow Jones Industrial AverageTM.

The Dow Jones Industrial Average Futures Excess Return Index launch date was April 8, 2015, and it is reported by Bloomberg L.P. under the ticker symbol “DJIAFP.”

Index Calculation

The Dow Jones Industrial Average Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini Dow Jones Industrial Average futures contract.  Constructed from E-mini Dow Jones Industrial Average futures contracts, the Dow Jones Industrial Average Futures Excess Return Index includes provisions for the replacement of the current E-mini Dow Jones Industrial Average futures contract in the Dow Jones Industrial Average Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”).  This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The Dow Jones Industrial Average Futures Excess Return Index is calculated from the price change of the underlying E-mini Dow Jones Industrial Average futures contract. On any trading date, t, the value of the Dow Jones Industrial Average Futures Excess Return Index is calculated as follows:

Where:

=	The value of the Dow Jones Industrial Average Futures Excess Return Index on the current day, t
=	The value of the Dow Jones Industrial Average Futures Excess Return Index on the preceding day on which the Dow Jones Industrial Average Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events.  If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The Dow Jones Industrial Average Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini Dow Jones Industrial Average futures contracts

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Citigroup Global Markets Holdings Inc.

E-mini Dow Jones Industrial Average futures contracts are traded on the Chicago Mercantile Exchange under the ticker symbol “YM.”  The Chicago Mercantile Exchange trades E-mini Dow Jones Industrial Average futures contracts with expiration dates in March, June, September and December of each year.

E-mini Dow Jones Industrial Average futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini Dow Jones Industrial Average futures contracts are cash settled only, meaning that the 30 stocks composing the Dow Jones Industrial AverageTM are not actually delivered upon settlement of the futures contract.  Therefore, the E-mini Dow Jones Industrial Average futures contracts are not contracts to actually buy and sell the stocks in the Dow Jones Industrial AverageTM.  In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini Dow Jones Industrial Average futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical Dow Jones Industrial Average Futures Excess Return Index Performance Against Historical Dow Jones Industrial AverageTM Performance

The following graph sets forth a comparison of the historical performance of the Dow Jones Industrial Average Futures Excess Return Index against the historical performance of the Dow Jones Industrial AverageTM from January 2, 2015 through April 16, 2025, each normalized to have a closing value of 100.00 on January 2, 2015 to facilitate a comparison.  The performance of the Dow Jones Industrial AverageTM shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the Dow Jones Industrial AverageTM (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

All performance information for the Dow Jones Industrial Average Futures Excess Return Index prior to April 8, 2015 is hypothetical and back-tested, as the Dow Jones Industrial Average Futures Excess Return Index did not exist prior to that time.  According to S&P Dow Jones Indices, S&P Dow Jones Indices prepared the hypothetical back-tested performance information by applying the index methodology in effect on the launch date of the index.  However, when creating back-tested history for periods of market anomalies or other periods that do not reflect the general current market environment, index methodology rules may be relaxed to capture a large enough universe of securities to simulate the target market the index is designed to measure or strategy the index is designed to capture.  Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias. Actual returns may differ significantly from, and be lower than, back-tested returns. Past performance is not an indication or guarantee of future results.

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Citigroup Global Markets Holdings Inc.

In the graph below, references to “DJIAFP” are to the Dow Jones Industrial Average Futures Excess Return Index and references to “DJIA” are to the Dow Jones Industrial AverageTM.

PAST PERFORMANCE OF THE DOW JONES INDUSTRIAL AVERAGE FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE DOW JONES INDUSTRIAL AVERAGE FUTURES EXCESS RETURN INDEX AND THE DOW JONES INDUSTRIAL AVERAGETM ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Dow Jones Industrial Average Futures Excess Return Index as compared to the Dow Jones Industrial AverageTM for the last year, the last three years and the last five years, each as of April 16, 2025.

	Dow Jones Industrial Average Futures Excess Return Index	Dow Jones Industrial AverageTM
Last 1 Year	0.77%	4.95%
Last 3 Years	1.79%	4.80%
Last 5 Years	9.76%	11.00%

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use the Dow Jones Industrial Average Futures Excess Return Index owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “S&P®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) or its affiliates. “Dow Jones®”, “DJIA®” and “Dow Jones Industrial Average®” are registered trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”). These trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) with respect to the securities is the licensing of certain indices, trademarks, trade names and service marks of S&P Dow Jones Indices and of the Dow Jones Industrial Average Futures Excess Return Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the

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securities into consideration in determining, composing or calculating the Dow Jones Industrial Average Futures Excess Return Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

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Annex B
Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.” The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index.  The cost of this financed position will adversely affect the value of the S&P 500 Futures Excess Return Index.  Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P 500 Futures Excess Return Index.  Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract. Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”). This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

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E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of the futures contract. Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500® Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 2, 2015 through April 16, 2025, each normalized to have a closing value of 100.00 on January 2, 2015 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

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PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of April 16, 2025.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	-0.24%	4.44%
Last 3 Years	2.69%	6.28%
Last 5 Years	11.68%	13.50%

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500 Futures Excess Return Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500 Futures Excess Return Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

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S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

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Annex C
Description of the S&P 500® Value Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Value Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500® Value Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Value Index.

The S&P 500® Value Index is reported by Bloomberg, L.P. under the ticker symbol “SVX.”

The S&P 500® Value Index is a subset of the S&P 500® Index and is a float-adjusted market-capitalization weighted index. S&P Dow Jones allocates the complete float-adjusted market capitalization of the companies included in the S&P 500® Index between the S&P 500® Value Index and the S&P 500® Growth Index (the “Growth Index”) based on an assessment of those companies’ respective value and growth characteristics. The market capitalization of companies exhibiting the strongest value characteristics relative to their respective growth characteristics is allocated to the S&P 500® Value Index (approximately 33% of the market capitalization of the S&P 500® Index), and the market capitalization of companies exhibiting the strongest growth characteristics relative to their respective value characteristics (approximately 33% of the market capitalization of the S&P 500® Index) is allocated to the Growth Index. The market capitalization of the remaining companies included in the S&P 500® Index is split between the S&P 500® Value Index and the Growth Index, with more of the market capitalization of companies exhibiting stronger value characteristics relative to their respective growth characteristics being allocated to the S&P 500® Value Index and more of the market capitalization of companies exhibiting the stronger growth characteristics relative to their respective value characteristics being allocated to the Growth Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.

Underlying Index Construction

The S&P 500® Value Index is derived from its parent index, the S&P 500® Index. The S&P 500® Value Index cannot have a constituent that is not also a member of the S&P 500® Index.

Style Factors. The Growth Index and the S&P 500® Value Index (the “Style Indices”) measure growth and value along two separate dimensions, with three factors each used to measure growth and value. The list of factors used is outlined in the table below.

Growth Factors	Value Factors
Three-year change in earnings per share (excluding extra items) over price per share	Book value to price ratio
Three-year sales per share growth rate	Earnings to price ratio
Momentum (12-month % price change)	Sales to price ratio

•	If earnings from three years prior are not available, two-year change in earnings per share (excluding extra items) over price per share is used. If earnings from two years prior are not available, one-year change in earnings per share (excluding extra items) over price per share is used. If earnings from one year prior are not available, the factor is set equal to zero. If the starting values is less than zero, the score is multiplied by a factor of negative 1.

•	If sales from three years prior are not available, two-year sales per share growth rate is used. If sales from two years prior are not available, one-year sales per share growth rate is used. If sales from one year prior are not available, the factor is set equal to zero. If the starting values is less than zero, the score is multiplied by a factor of negative 1.

•	If there is not enough trading history to calculate 12-month momentum then the momentum factor is calculated from the stock’s listing date.

•	If book value to price ratio, earnings to price ratio, or sales to price ratio is not available then such factor is set equal to zero.

Style Scores. Raw values for each of the above factors are calculated by S&P Dow Jones for each company in the S&P Total Market Index universe. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad U.S. equity market, including large-, mid-, small- and micro-cap stocks.

These raw values are first “winsorized” (a statistical tool used to minimize the influence of outliers in data) to the 90th percentile and then standardized by dividing the difference between each company’s raw score and the mean of the entire set by the standard deviation of the entire

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set. A “growth score” for each company is computed as the average of the standardized values of the three growth factors. Similarly, a “value score” for each company is computed as the average of the standardized values of the three value factors. At the end of this step each company has a growth score and a value score.

Establishing Style Baskets. Companies within the S&P 500® Index are then ranked based on their growth and value scores. A company with a high growth score would have a higher “growth rank”, while a company with a low value score would have a lower “value rank.” For example, the S&P 500® Index constituent with the highest value score would have a value rank of 1, while the constituent with the lowest value score would have a value rank of 500.

The companies within the S&P 500® Index are then sorted in ascending order by the ratio their growth rank to their value rank. The companies at the top of the list have a higher growth rank (or higher growth score) and a lower value rank (or lower value score) and, therefore, exhibit pure growth characteristics. The companies at the top of the list, comprising 33% of the total index market capitalization, are included in the “growth basket.”

The companies at the bottom of the list have a higher value rank (or higher value score) and a lower growth rank (or lower growth score) and, therefore, exhibit pure value characteristics. The companies at the bottom of the list, comprising 33% of the total index market capitalization, are included in the “value basket.”

The companies in the middle of the list have similar growth ranks and value ranks and, therefore, exhibit neither pure growth nor pure value characteristics. The companies in the middle of the list, comprising 34% of the total index market capitalization, are included in the “blended basket.”

Growth and Value Indices. The style baskets described above are the starting points for the Style Indices’ construction. 100% of the float market capitalization of a company in the value basket is assigned to the S&P 500® Value Index, and 100% of the float market capitalization of a company in the growth basket is assigned to the Growth Index.

The middle 34% of float market capitalization consists of companies that have similar growth and value ranks. The market capitalization of these companies that are in the blended basket is distributed between the S&P 500® Value Index and the Growth Index based on their distances from the midpoint of the growth basket and the midpoint of the value basket. The midpoint of each style basket is calculated as the average of value scores and growth scores of all companies in that style basket.

Based on back-tested results, the total market capitalization is approximately equally divided among the Growth Index and the S&P 500® Value Index. However, there is no mathematical procedure employed to force equal market capitalization for the Growth Index and Index, since price movements of constituent stocks would result in inequality immediately following any reconstitution. Therefore, the future allocation of the market capitalization to the Style Indices may not be equal.

The S&P 500® Value Index is calculated following S&P Dow Jones’ modified market capitalization-weighted, divisor-based index methodology. Corporate actions and index changes are implemented in the same manner as for other market capitalization-weighted indices. See “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

Maintenance of the Underlying Index

Rebalancing. The S&P 500® Value Index is rebalanced once a year in December. The rebalancings occur after the close on the third Friday of December. The reference date for growth and value expressions is after the close of the last trading date of the previous month.

Style scores, float market-capitalization weights and growth and value midpoint averages are reset only once a year at the December rebalancing.

Other changes to the S&P 500® Value Index are made on an as-needed basis, following the guidelines of the S&P 500® Index. Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced for the S&P 500® Index two-to-five days before they are scheduled to be implemented.

Corporate Actions and Other Adjustments

S&P 500® Index Action	Adjustment Made to the Underlying Index	Divisor Adjustment?

Constituent Change	If the index constituent being dropped is a member of the S&P 500® Value Index, it is removed from such index. The replacement stock will then be added to either the S&P 500® Value Index or the Growth Index (or both) based on its growth/value rank, and S&P Dow Jones will announce the percent of float market capitalization of the replacement stock to be added to the S&P 500® Value Index and the Growth Index via its index corporate events report. The percent of float market capitalization of the constituent in each Style Index for the replacement stock is calculated using GICS industry-level averages for stocks outside the S&P Composite 1500 index other than spin-offs, and such percentage will be based on old values for	Yes
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S&P 500® Index Action	Adjustment Made to the Underlying Index	Divisor Adjustment?

inter-index moves.

Share Changes Between Quarterly Share Adjustments	Share count follows the S&P 500® Index share count.	Yes

Quarterly Share Changes	Share count follows the S&P 500® Index share count. In addition, the new percent of float market capitalization in the S&P 500® Value Index and the Growth Index changes for all constituent stocks at the December rebalancing. These will be pre-announced in a manner similar to quarterly share changes.	Yes

Spin-off	Index membership follows the S&P 500® Index. The “child stock” is assigned the same percent of float market capitalization in each Style Index as its “parent stock.”	No

See “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for the treatment of other corporate actions.

Index Governance

The S&P 500® Value Index is maintained by an index committee (the “Index Committee”). All members of the Index Committee are full-time professional members of S&P Dow Jones’ staff. The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect constituents of the S&P 500® Value Index, statistics comparing the composition of the S&P 500® Value Index to the market, companies that are being considered as candidates for addition to the S&P 500® Value Index and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use the S&P 500® Value Index in connection with certain financial products, including the securities. “Standard & Poor’s,” “S&P” and “S&P 500” are trademarks of S&P. “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P U.S. Indices, which are determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P U.S. Indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.”

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